EXHIBIT 10.44
                              RETIREMENT AGREEMENT

         This Retirement Agreement (this "Agreement") is entered into on this 31st day of May, 2001 between Thomas J. Zabor ("Executive") and Vectren Corporation ("Vectren").

         WHEREAS, Executive and Vectren are parties to an Employment Agreement dated as of March 31, 2000 (the "Employment Agreement");

         WHEREAS, Executive and Vectren desire that Executive retire from employment with Vectren prior to the expiration of the Employment Agreement; and

         WHEREAS, Executive and Vectren have negotiated the following terms and conditions for Executive's retirement.

         NOW THEREFORE, in consideration of the foregoing premises and the agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

         1. Retirement. Executive hereby tenders Executive's voluntarily retirement from Vectren effective 11:59 p.m. Central Standard Time May 31, 2001 (the "Retirement Date"). Until that time, Executive will continue to be employed by Vectren pursuant to the terms of the Employment Agreement. The Employment Agreement will terminate as of the Retirement Date and Executive acknowledges and agrees that as of the Retirement Date, Vectren shall have no further obligations to Executive under the Employment Agreement.

         2. Severance. Vectren agrees to pay Executive a post-retirement severance payment in the gross sum of $576,000.00, less all applicable payroll withholdings, including all state, local, and federal taxes (the "Retirement Payment"). The Retirement Payment shall be reported by Vectren on the appropriate W-2 form and shall be made as follows:

          (a)  $76,000.00 in one lump sum; and

          (b) $500,000 shall be deferred and payable in 10 equal annual installments beginning on January 1, 2006. Such deferred amount shall be credited to a bookkeeping account and credited with interest in the manner described below. Vectren is under no obligation to fund the bookkeeping account. The deferred amount shall be paid out of the general assets of Vectren and Executive shall be an unsecured general creditor of Vectren with respect to the deferred amounts. The unpaid deferred amount shall earn interest at the rate of eight percent (8%) per annum, compounded annually. If Executive dies before payment of all of the deferred amounts, the remaining payments shall be made in accordance with the terms of this Agreement to Executive's beneficiary as designated to Vectren and if no beneficiary has been designated to Executive's estate.

         No Retirement Payment shall be made until after the effective date of this Agreement (as determined pursuant to Section 8). All payments shall be mailed to Executive's address listed in Vectren's records within 30 days following the payment due date.

         3. Welfare Benefits. During the Term (as defined in Section 12), Executive shall continue to be eligible to participate in the health insurance plan, the dental insurance plan, the vision insurance plan, the accidental death and disability plan (in the amount of Executive's most recent base salary) and the executive long term disability plan (collectively the "Welfare Benefit Plans") of Vectren. Such participation by Executive during the Term shall be governed by the terms and conditions of the respective Welfare Benefit Plan, as such terms and conditions are amended, restated, canceled or replaced from time to time. All payments shall be mailed to Executives address listed in Vectren's records within 30 days following the payment due date. During the Term, Vectren and Executive shall continue to pay their respective portions of the premium payments under such Welfare Benefit Plans in accordance with the terms of the respective Welfare Benefit Plan, and Executive shall be billed quarterly for Executive's portion of such premium. After the Term until Executive is age 65, Executive's ability to continue to participate in Vectren's health insurance plan shall be governed by the terms of such health insurance plan as in effect at that time and thereafter. After age 65 and until the death of Executive, during such time as Executive is covered by Medicare, Vectren will reimburse Executive for Executive's cost of Medicare Part B up to a maximum amount of $109.80 per calendar quarter and Executive will be eligible to participate in Vectren's Medicare supplement plan. After the Term, Executive's ability to continue to participate in Vectren's executive long term disability plan shall be governed by the terms of such executive long term disability plan as in effect at that time and thereafter. If Executive elects to continue the executive long term disability plan, then (i) Executive shall provide Vectren with written notice of such election on or before the end of the Term, (ii) Executive shall become responsible for all premium payments under the long term disability plan on and after the end of the Term, and (iii) Executive shall be responsible for and pay all taxes associated with the election to continue the long term disability plan by Executive. Nothing in this Agreement shall in any way limit Vectren's ability to amend, restate, cancel or replace any such Welfare Benefit Plan and the Medicare supplement plan in Vectren's sole discretion.

         4. Split Dollar Life Insurance. During the Term, the split dollar life insurance policy and the term life insurance policy (in the amount of Executive's most recent base salary) covering Executive shall remain in effect. During the Term, Vectren and Executive shall continue to pay their respective portions of the premium payments under such split dollar life insurance policy and term life insurance policy in accordance with the terms of the policy and the parties past practice, and Executive shall be billed quarterly for Executive's portion of such premium. Upon expiration or earlier termination of the Term, Executive shall have the option to assume the split dollar life insurance policy and term life insurance policy. If Executive elects to assume the split dollar life policy and term life insurance policy then (i) Executive shall provide Vectren with written notice of such assumption on or before the end of the Term, (ii) Executive shall become responsible for all premium payments under the split dollar life insurance policy on and after the end of the Term, (iii) Executive shall be responsible for and pay any and all taxes associated with the assumption of such split dollar life insurance policy by Executive, and (iv) Executive shall transfer to Vectren the portion of the cash value required to be repaid up to, but not in excess of, Vectren's unreimbursed premium toward the split dollar life insurance. If the split dollar life policy is not assumed by Executive and is terminated, Vectren shall be entitled to and shall be paid by Executive or his heirs or estate, if not already paid to Vectren or offset by Vectren from amounts due to Executive, the cash value of the split dollar life insurance policy.

         5. Acknowledgment of Retirement Status. Executive shall be deemed "retired" pursuant to the terms of the Vectren Corporation Executive Restricted Stock Plan ("Restricted Stock Plan"). Vectren acknowledges that the Chief Executive Officer (the "CEO") has consented to the early retirement of Executive under the Restricted Stock Plan. Executive acknowledges and agrees that as a result of Executive's retirement and the receipt of consent of such early retirement from the CEO, Executive is entitled to 822 restricted shares from the grant of restricted shares made to Executive as of October 1, 2000 under the Restricted Stock Plan and the balance of the restricted shares granted as of such date are forfeited. Executive further acknowledges and agrees that the restricted shares to which Executive is entitled remain subject to the terms and conditions of the Restricted Stock Plan including, but not limited to, the restrictions and forfeiture provisions contained in the Restricted Stock Plan. Notwithstanding anything contained herein to the contrary, Executive's rights under the Vectren Corporation Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") shall be governed by the provisions set forth in the Deferred Compensation Plan and not this Agreement.

         6.       General Release and Waiver.

                  (a) Executive hereby agrees that in order to receive the considerations set forth in this Agreement, and for other good and valuable consideration including the Retirement Payment, the receipt and adequacy of which is hereby acknowledged, Executive was required to sign this Agreement and that Executive, for Executive and Executive's heirs, representatives, successors and assigns, hereby WAIVES, RELEASES and FOREVER DISCHARGES Vectren, Vectren's current and former affiliates and their predecessors and successors and their respective officers, directors, shareholders, employees, and agents, both individually and in their official capacities, from any claim, demand, action, cause of action, or right, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement relating to, arising out of, or in any way connected with Executive's employment, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment including, but not limited to, any claim, demand, action, cause of action or right based on but not limited to: (i) the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621, et seq. and the Older Workers' Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000(e), et seq.; (iii) the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. ss. 12101, et seq.; (iv) the Family & Medical Leave Act of 1993, 29 U.S.C. ss. 2601, et seq.; (v) the Indiana Civil Rights Law,

         IND. CODE 22-9-1, et seq.; (vi) the Fair Labor Standards Act, 29 U.S.C. ss. 201, et seq.; (vii) any existing or potential entitlement or benefit under any Vectren program or plan; (viii) any agreement, contract, or representation, whether oral or written, express or implied; and (ix) any other federal, state, or local law, whether emanating or arising from statute, constitution, executive order, regulation, common law, or other source including, but not limited to, any action sounding in tort or contract, any action relating to age, sex, disability, racial or other discrimination or any action for wrongful discharge.

                  (b) Executive does not hereby waive or release (i) any right or claim that may arise after the date of this Agreement or (ii) any non-forfeitable rights or benefits the Executive has accrued under any tax qualified retirement plan.

                  (c) Executive is specifically agreeing that Executive is WAIVING, RELEASING and FOREVER DISCHARGING any claim, demand, action, cause of action or right arising out of or relating to the termination of Executive's employment, recognizing that the decision to terminate employment is being made now, even though actual termination of employment is taking effect later, and that the termination will take place as provided in this Agreement without any further action on the part of either Executive or Vectren.

         7.       Confidentiality and Non-Competition.

                  (a) Confidentiality Executive agrees to hold in a fiduciary capacity for the benefit of Vectren all secret or confidential information, knowledge or data relating to Vectren or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by Vectren or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After the Retirement Date, Executive shall not, without the prior written consent of Vectren or as may otherwise be required by law or legal process (provided Vectren has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge any such information, knowledge or data to anyone other than Vectren and those designated by it. In addition, Executive shall not solicit employees of Vectren for the period beginning on the Retirement Date and ending on the date one (1) year after the Term (as hereinafter defined).

                  (b) Non-Compete. From the Retirement Date until the end of the second year following the end of the Term, Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business which competes, or that is planning to compete, with the utility business of Vectren or any of its affiliates or any other business in which Vectren or any of its affiliates are engaged immediately prior to the Retirement Date or during the Term in: (i) Indiana; (ii) Ohio, (iii) Michigan, (iv)

         Illinois; (v) Kentucky; and (vi) the United States. The parties expressly agree that the terms of this limited non-competition provision under this section are reasonable, enforceable, and necessary to protect Vectren's interests, and are valid and enforceable. In the unlikely event, however, that a court of competent jurisdiction were to determine that any portion of this limited non-competition provision is unenforceable, then the parties agree that the remainder of the limited non-competition provision shall remain valid and enforceable to the maximum extent possible.

                  (c) Damages; Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure damages to Vectren from any breach of the covenants contained in subsections (a) and (b) above, but that such damages from any breach would be great, incalculable and irremediable, and that damages would be an inadequate remedy. Accordingly, Executive agrees that upon a breach of any of the covenants contained in subsections (a) and (b) above (i) Vectren may have specific performance of the terms of this Agreement in any court permitted by this Agreement and (ii) Executive shall immediately return any payment paid pursuant to this Agreement including, but not limited to, the Retirement Payment and waive any future payment pursuant to this Agreement including, but not limited to, the Retirement Payment. The parties agree, however, that specific performance, the return and waiver of payments and the other remedies described herein shall not be the exclusive remedies, and Vectren may enforce any other remedy or remedies available to it either in law or in equity including, but not limited to, temporary, preliminary, and/or permanent injunctive relief.

         8. Return of Property. Except as otherwise provided in Section 12(d), immediately upon the request of Vectren, Executive agrees to return to the custody of Vectren all Vectren property and proprietary information, as well as all copies thereof, that are in Executive's possession, custody or control. This includes all tangible personal property (such as keys, credit cards, computers, hand held devices, cell phones, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references Vectren and which was provided by Vectren or obtained as a result of Executive's employment with Vectren.

         9. Covenant Not to Sue. Executive agrees that Executive will not commence any legal action or lawsuit, or otherwise assert any legal claim, in violation of the waiver and release contained in this Agreement or on any claim released in this Agreement, except to the extent such right to bring a legal action may not be waived by law. Executive agrees that if Executive violates this covenant not to sue or this Agreement (a) that Executive's lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (b) that Executive shall pay all costs, expenses, and damages incurred by Vectren in defending against and as a result of Executive's lawsuit, including reasonable attorneys' fees; (c) that Executive shall pay all costs and expenses incurred by Vectren in seeking enforcement of this Agreement; and (d) that Executive shall immediately return any payment paid pursuant to this Agreement including, but not limited to, the Retirement Payment and waive any future payment pursuant to this Agreement including, but not limited to, the Retirement Payment.

         10. Knowledge and Understanding. Executive acknowledges that before Executive signed this Agreement: (a) Executive was advised to consult with an attorney prior to executing this Agreement, (b) Executive had a period of twenty-one (21) days within which to consider this Agreement; and (c) Executive is fully aware of Executive's rights, and has carefully read and fully understands all provisions of this Agreement. Executive further acknowledges that this Agreement has been signed freely, knowingly, and voluntarily and that Executive has not been threatened or coerced into signing this Agreement. Executive further acknowledges that to the extent Executive has signed this Agreement less than twenty-one (21) days after it was furnished to Executive, Executive does so for Executive's own personal reasons and with an understanding that Executive could have taken the full twenty-one (21) days to consider this Agreement.

         11. Revocation and Effective Date. For a period of seven (7) days following Executive's execution of this Agreement, Executive may revoke this Agreement by submitting a written revocation to Vectren. Executive may revoke this Agreement during the revocation period for any reason or no reason at all. This Agreement shall not become effective or enforceable, and the payments and benefits stated above shall not become payable or due, until this Agreement has been signed by both parties and the revocation period has expired without this Agreement being revoked by either party. If this Agreement is not timely revoked by either party, it shall become effective and enforceable on the eighth (8th) day after it is executed by both parties.

         12.      Consulting Agreement.

                  (a) Commencement of Consulting Services. As of the Retirement Date, Vectren hereby appoints and engages Executive after the Retirement Date as an independent contractor and not as an employee, and Executive hereby accepts appointment and engagement as a consultant to Vectren, upon the terms and conditions contained in this Section.

                  (b) Term. Executive shall provide the services described in this Section beginning on the Retirement Date and ending two years after the Retirement Date, unless, prior to such date, Executive or Vectren terminates, with or without cause, Executive's services (the "Term").

                  (c) Activities of Executive. During the Term, Executive shall undertake for and on behalf of, and to the extent requested by, Vectren subject to the limitations set forth herein, to advise Vectren (i) from the Retirement Date through December 31, 2001 by telephone, electronically, in writing or in person: (A) with respect to the business of Vectren as it exists on the Retirement Date including, but not limited to, Teamster's labor contract negotiations, IBEW local 702 productivity improvement committee representation to September 1, 2001, transition and training of Ray Graham and general labor matters (1 day per week) to September 30, 2001 or (B) with respect to other matters relating to the business of Vectren and within the knowledge of Executive for which consultation shall reasonably be requested by Vectren from time to time and (ii) from January 1, 2002 through the end of the Term by telephone: (A) with respect to the business of Vectren as it exists on the Retirement Date or (B) with respect to other matters relating to the business of Vectren and within the knowledge of Executive for which consultation shall reasonably be requested by Vectren from time to time. In performing the consulting work for Vectren, Executive shall (i) have no formal schedule of duties or assignments, (ii) be required to perform services for Vectren (A) from the Retirement Date through September 30, 2001 the number of hours as Vectren deems reasonably necessary for assignments, but not less than 40 hours per month and (B) from October 1, 2001 through the end of the Term a minimum of 20 hours per month, (iii) be subject to control and supervision of Vectren, and (iv) be required to comply with any detailed orders and instructions given by Vectren from time to time.

                  (d) Time and Place for the Performance of Executive's Duties. In performing consulting work for Vectren, Executive shall (i) work at such times as either Executive may elect or as Vectren may reasonably request, and (ii) shall perform consulting work at such locations as Vectren may reasonably require. Vectren shall provide Executive with office space, furniture and supplies (including a computer, cell phone, telephone, access to copy machine and access to fax machine) to be used by Executive solely for performing the services required hereunder and shall reimburse Executive for his reasonable out of pocket expenses incurred solely in connection with performing the services required hereunder, all as Vectren shall reasonably determine from time to time until the earlier of (i) the expiration or earlier termination of the Term or (ii) Vectren's cessation of doing regular business at the building located at 1630 North Meridian Street, Indianapolis, Indiana.

                  (e) Non-Performance Payment. If Executive fails to perform the services required under this Agreement for the full two year period, then Executive shall immediately pay to Vectren, or at Vectren's option permit Vectren to offset from any amount payable to Executive, $50,000 for each year and portion thereof that Executive did not perform the services required; provided, however, such payments or offset shall not be effected unless Vectren provides Executive with written notice of Executive's failure to perform the services required and Executive fails to cure such failure to the satisfaction of Vectren within five calendar days after receipt of such notice.

                  (f) Applicability of Provisions and Extension of Time Periods. Executive acknowledges and agrees that the confidentiality and non-competition provisions contained in Section 4 of this Agreement shall be applicable during the Term (provided the provision of consulting services provided pursuant to this Section shall be permitted) and shall be applicable after the Term for the period provided in Section 4 as if the Retirement Date was the end of the Term.

                  (g) Tax Treatment. The parties agree that payments hereunder
         (i) constitute ordinary income to Executive, (ii) are deductible by Vectren, (iii) do not constitute wages for purposes of Federal Income Contributions Act ("FICA") but constitute earnings from self-employment for purposes of FICA and are therefore the responsibility of Executive. The parties agree to file tax returns and pay taxes consistent with this subsection, to resist (and cooperate with each other in resisting) any assertion to the contrary by any governmental agency and to indemnify each other from and against any loss or expense by reason of a breach of the foregoing.

         13.      Miscellaneous.

                  (a) This Agreement shall apply to Executive, as well as to Executive's heirs, executors, and administrators. This Agreement also shall apply to, and inure to the benefit of, Vectren, the predecessors, successors, and assigns of Vectren and each of their respective past, present, or future employees, agents, representatives, trustees, officers, or directors.

                  (b) The parties agree that the provisions of this Agreement are both reasonable and enforceable. However, if any provision of this Agreement were determined to be unenforceable or invalid, the parties agree that such provision shall be enforced to the maximum extent permitted by law and that the remaining provisions shall remain in full force and effect.

                  (c) This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Executive and Vectren.

                  (d) Executive shall not have any right to anticipate, pledge, alienate or assign any rights under this Agreement and any effort to do so shall be null and void. The amounts payable under this Agreement shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

                  (e) The parties acknowledge and agree that this Agreement shall be governed, interpreted, and enforced under the laws of the State of Indiana, without regard to conflicts of law principles.

                  (f) This Agreement sets forth the complete agreement between the parties relating to the subject matter herein. Executive acknowledges and agrees that, in executing this Agreement, Executive does not rely and has not relied upon any representations or statements not set forth herein made by Vectren with regard to the subject matter, basis, or effect of this Agreement or otherwise.

                  (g) Any prior agreement between Executive and Vectren and/or Vectren's predecessors or their past and present affiliates relating to Executive's employment, including, but not limited to, the Employment Agreement (the "Prior Agreements") are terminated as of the Retirement Date without any remaining obligations of either party thereunder and are as of the Retirement Date superseded by this Agreement. All payments made under this Agreement are in full satisfaction of all amounts due Executive under the Prior Agreements.

                  (h) This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto.

                  (i) All notices and other communications hereunder shall be in writing and shall he given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:                            If to Vectren:
         ---------------                             -------------

         Thomas J. Zabor                             Vectren Corporation
         8313 Skipjack Drive                         20 N.W. Fourth Street
         Indianapolis, Indiana  46236                Evansville, Indiana  47708
                                                     Attn: Ronald E. Christian,
                                                     General Counsel

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (j) This Agreement may be executed in counterparts and when executed shall constitute one agreement.

                     [signature page immediately following]

         IN WITNESS WHEREOF, the parties hereto have executed this Retirement Agreement as of the date first above written.

                                  "Vectren"

                                  Vectren Corporation



                                   By: /s/ Richard G. Lynch
                                   -----------------------------------------
                                    Printed: Richard G. Lynch
                                    Title: Sr. Vice President


                                    "Executive"


                                     /s/ Thomas J. Zabor
                                    ------------------------
                                    Printed: Thomas J. Zabor